Exhibit 99.4

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW • SUITE 840

WASHINGTON, DC 20036

202-467-6862

(FAX) 202-467-6963

December 3, 2009

Board of Directors

American Federal Savings Bank

Eagle Financial MHC

Eagle Bancorp Montana, Inc.

1400 Prospect Avenue

Helena, MT 59601

Gentlemen:

It is the opinion of Feldman Financial Advisors, Inc., that the subscription rights to be received by the eligible account holders and other eligible subscribers of Eagle Bancorp Montana, Inc. (the “Company”) and American Federal Savings Bank (the “Bank”), pursuant to the Stock Offering (the “Plan”) adopted by the Board of Directors of the Company, do not have any economic value at the time of distribution or at the time the rights are exercised in the subscription offering.

Our opinion is based on the fact that the subscription rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase shares of common stock of the Company at a price equal to its estimated pro forma market value, which will be the same price at which any unsubscribed shares will be purchased in the community offering.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.